Exhibit A

Decent Ecolo Limited

(“the Company”)

WRITTEN RESOLUTION(S)OF THE SHAREHOLDER(S)OF THE COMPANY ADOPTED IN ACCORDANCE WITH THE COMPANYS ARTICLES OF ASSOCIATION

RESOLVED THAT the following resolution be passed as Special Resolution:

1.Authorization for Unified Exercise of Voting Rights RESOLVED that the following was hereby authorized to exercise voting and dispositive power over all of the Ordinary Shares held by the Company on behalf of all shareholders of the Company with immediate effect:

Dingyan Sun

The shareholders of the Company have given their consent for this authorization.

2. Disclaimer of Beneficial Ownerships

RESOLVED THAT The shareholders, excluding SunDingyan, namely XuHaicheng, JiaShaohui, and WangLianlian, hereby disclaim their beneficial ownerships in the Company with immediate effect.

Dated: 6th January. 2022

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Signature Page

/s/ Dingyan Sun
Dingyan SUN

/s/ Haicheng Xu
Haicheng XU

/s/ Lianlian Wang
Lianlian WANG

/s/ Lianlian Wang
Lianlian Wang